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                                                                     EXHIBIT 4.6

                                   AGREEMENT

     This AGREEMENT is entered into as of November 19, 1999 between Lindsay Rosenwald, an individual with an address at 787 Seventh Avenue, New York, New York 10019 United States of America ("Rosenwald"), and Morris Laster, an individual with an address at 40 Segal Street, Jerusalem, Israel ("Laster").

     WHEREAS, Laster is currently the Chief Executive Officer and a member of the Board of Directors of Partec, Ltd., an Israeli company;

     WHEREAS, Rosenwald is a principal shareholder of Lakaro Biopharmaceuticals, Inc., a Delaware corporation (the "Company"), beneficially owning (as defined below) 3,664,500shares of the Company's common stock (the "Common Stock") and 6,224 shares of the Company's Series A Preferred Stock (the "Preferred Stock");

     WHEREAS, Laster and the persons listed on Schedule A hereto are becoming option holders of the Company relying in part on the representations contained herein; and

     WHEREAS, Rosenwald desires that Laster accept a position as the Company's Chief Executive Officer and serve as a member of the Company's Board of Directors, as this would be of a substantial benefit to the Company, and therefore, to Rosenwald personally;

     NOW, THEREFORE, in consideration of the above and other good and valuable consideration the sufficiency and receipt of which are hereby acknowledged by the parties, the parties agree as follows:

     Section 1.  Voting Agreement.
                 ----------------

     Rosenwald hereby agrees to vote all of the shares of Common Stock and Preferred Stock now or hereinafter beneficially owned by him (as defined in Rule 13d-3 promulgated under the Securities Act of 1933, as amended) in favor of, and use his best efforts to elect Laster (or his designee as identified in writing by Laster to Rosenwald prior to such meeting or consent) as a director of the Company at any meeting of the Company's stockholders (whether annual or special) or pursuant to any written consent of the Company's stockholders convened or executed prior to the Expiration Date for the purpose of electing directors of the Company. Rosenwald further agrees not to take any action prior to the Expiration Date which has the effect, directly or indirectly, of removing Laster as a director of the Company.

     Section 2.  Term.  This Agreement shall take effect on the date hereof and
                 ----
continue until the earlier of (i) the date on which Laster's employment with the Company is terminated; and (ii) the closing of the first underwritten public offering of Common Stock for aggregate gross proceeds to the Company in excess of $10,000,000 (the "Expiration Date").

     Section 3.  Specific Enforcement.  Each party expressly agrees and
                 --------------------
acknowledges that this Agreement shall be specifically enforceable in any court of competent jurisdiction in
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accordance with its terms against either party hereto.

     Section 4.  Representations.
                 ---------------

            (a) Each party hereby represents to the other party that this Agreement is its legal, valid and binding obligation, enforceable in accordance with its terms, and that no consents or approvals from any third parties are necessary for it to enter into this Agreement or consummate the actions contemplated hereunder.

     Section 5.  Miscellaneous.
                 -------------

            (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs and administrators. The parties agree that those persons listed on Schedule A hereto shall be entitled to the benefits of this Agreement and are expressly intended as third party beneficiaries hereof.

            (b) This Agreement, and the rights of the parties hereto, shall be governed by and construed in accordance with the internal laws of the State of Delaware.

            (c) This Agreement may only be amended or modified pursuant to a written agreement between the parties hereto. The consent of any or all of the persons listed on Schedule A hereto shall not be required for an amendment or modification of this Agreement.

            IN WITNESS WHEREOF, the parties have each duly executed this Agreement as of the date first above written.

                                          /s/ Lindsay Rosenwald
                                    ________________________________
                                              Lindsay Rosenwald

                                          /s/ Morris Laster
                                    ________________________________
                                               Morris Laster
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                                  SCHEDULE A
                                  ----------


Ira Weinstein
Bob Trachtenberg
Michael Spero
Ben Corn
Hadasit
Yoni Barnhard
Noa Shelach
Shira Rozenman
Sophie Green
Sara Singer
Seblewongel Tesfaye